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                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in the Prospectus of PS Business Parks, Inc., formerly Public Storage Properties XI, Inc. (included in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-50463)) for the registration of shares of its preferred stock, its depositary shares, its equity stock, shares of its common stock and warrants for the purchase of its preferred stock, equity stock and common stock and to the incorporation by reference therein of (i) our report dated February 18, 1998 with respect to the financial statements of Public Storage Properties XI, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1997,
(ii) our report dated February 23, 1998 except for Note 9 as to which the date is March 18, 1998 with respect to the consolidated financial statements of PS Business Parks, Inc. (successor to American Office Park Properties, Inc.) included in the Current Report on Form 8-K/A dated April 17, 1998 of PS Business Parks, Inc. and (iii) our report dated April 21, 1998 on the combined statement of revenues and certain operating expenses of the Principal Properties for the year ended December 31, 1997 included in the Current Report on Form 8-K dated May 4, 1998 of PS Business Parks, Inc.

                                          /s/ Ernst & Young LLP

Los Angeles, California

May 15, 1998